Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Paul Surdez (investors) - 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Doubles the Testing Capacity of Covance Central Laboratory in Geneva
Burlington, NC, April 13, 2016-- Laboratory Corporation of America Holdings® (LabCorp®) announced today that Covance Drug Development (Covance) has completed an expansion of its now approximately 4,500 square meter (48,000 square foot) central laboratory in Geneva, Switzerland, the largest of its kind in Europe. Through this investment Covance doubled its testing capacity in Geneva by increasing the degree of automation and improving workflow efficiency. The Covance Central Laboratory in Geneva provides services for global clinical trials in Europe and Africa and plays a key role in LabCorp’s strategic vision to improve health and improve lives.

“For the last 24 years, Covance has provided laboratory testing services in Geneva. This expansion enables us to better meet our customers’ growing demand for high quality central laboratory services in support of clinical trials,” said Deborah Keller, chief executive officer, Covance. “The expanded and renovated lab continues to bring solutions to our clients in rapidly developing areas such as pathology, genomics and companion diagnostics, helping pharmaceutical companies bring innovative medicines to patients faster and more efficiently.”

Jean-Marc Leroux, general manager for Central Laboratory Europe and Covance’s chief innovation officer commented, “With continued investment and our local R&D relationships we demonstrate our commitment to the Geneva region which was acknowledged by the Chamber of Commerce and the Canton of Geneva with the ’Prix de l’Economie’ in 2014.”

“Covance is a key player in Geneva and we welcome its long-term commitment to expand its laboratory activities in Geneva” said Pierre Maudet, state councilor in charge of the department of security and economy, Geneva. "It reflects both the dynamism of our life science ecosystem and the attractiveness of Geneva as a centrally-located, international and innovation-driven location."

About the CRO business and the Central Laboratory Market
A contract research organization (CRO) is an organization that provides support to the pharmaceutical, biotechnology, and medical device industries in the form of research services outsourced on a contract basis. Facing increasing competitive pressure, biopharmaceutical companies are tightening their focus on their core mission of discovery and commercialization, while outsourcing peripheral functions that can be done more efficiently by others. Covance’s R&D model is cost efficient for sponsors, enabling them to benefit from a scalable and variable cost model for functions that were previously performed internally. In combination with the world-class diagnostic expertise and extensive database of patient test results of LabCorp Diagnostics, the expanded breadth of solutions that Covance brings differentiates it from ordinary CROs and enables it to be an ideal partner of choice to accelerate the process of bringing novel therapies to market.

Covance is the market leader in providing central laboratory services for clinical trials. The company has a full service offering that includes chemistry, special chemistry, hematology, flow cytometry, genomics, anatomic pathology, histology and microbiology and operates in multiple global locations in addition to Geneva. The laboratory in Geneva was opened in 1992, analyzing samples for Europe and Africa. Covance employs more than 600 employees in Geneva.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With net revenue in excess of $8.5 billion in 2015 and more than 50,000 employees in approximately 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2016 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.